Exhibit E
                             CSW International, Inc.
                        Intercompany Service Transactions
                     For the Quarter Ended December 31, 1999
                                   (Unaudited)




1. Services provided by Central and South West Services, Inc., the administrative arm of the parent company, represent services provided by the parent, CSW. No services provided by Central Power and Light, Public Service Company of Oklahoma, Southwestern Electric Power Company, and/or West Texas Utility Company (collectively, "Operating Companies") are included in this category.

       Salaries and wages of personnel providing services to CSW International, Inc.
                                                                        $16,837

2. Services provided by CSW Energy, Inc., a subsidiary of Central and South West Corporation, represent services provided by an associate company. No services provided by Operating Companies are included in this category.

       Salaries and wages of personnel providing services to CSW International, Inc.
                                                                       $577,212

3.   Services provided by CSW Operating  Companies to CSWI and Energy during the
     Quarter:

        NONE


4.   Guarantees issued by CSW, CSWE or CSWI for Exempt Entity projects:

         Turkey Bid Bond                                           $    520,000

         South Coast Project                                         31,300,600